SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                                (RULE 13D-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(B)

                              (AMENDMENT NO. 3)(1)

                                 Urologix, Inc.
         ------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, $0.01 par value per share
              ---------------------------------------------------
                        (Title or Class of Securities)

                                   977273104
              ---------------------------------------------------
                                (CUSIP Number)

                               December 31, 2001
              ---------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


------------------------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 917273104                 13G


-------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Boston Scientific Corporation
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (A)   [ ]
         Not applicable.                                        (B)   [ ]
-------------------------------------------------------------------------------
 3       SEC USE ONLY


-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         The State of Delaware
-------------------------------------------------------------------------------
                             5       SOLE VOTING POWER

                                     0
                            ---------------------------------------------------
        NUMBER OF            6       SHARED VOTING POWER
          SHARES
       BENEFICIALLY                  0
         OWNED BY           ---------------------------------------------------
           EACH              7       SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     0
           WITH             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     0
-------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
            N/A
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 917273104                  13G


ITEM 1(A).     NAME OF ISSUER:

               Urologix, Inc., a Minnesota corporation (the "Company")

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               14405 21st Avenue North
               Minneapolis, MN 55447

ITEM 2(A).     NAME OF PERSON FILING:

               Boston Scientific Corporation

ITEM 2(B).     ADDRESS OF PRINICIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               One Boston Scientific Place
               Natick, MA 01760

ITEM 2(C).     CITIZENSHIP:

               The State of Delaware

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $0.01 par value per share

ITEM 2(E).     CUSIP NUMBER:

               917273104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable, filed pursuant to Rule 13d-1c


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CUSIP No. 917273104                   13G



ITEM 4.      OWNERSHIP:

  (a)  Amount beneficially owned: 0
  (b)  Percent of class:  0
  (c)  Number of shares as to which such person has:
       (i)   Sole Power to vote or to direct the vote: 0
       (ii)  Shared power to vote or to direct the vote: 0
       (iii) Sole power to dispose or to direct the disposition of: 0
       (iv)  Shared power to dispose or to direct the disposition of: 0

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             [X]

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
             ANOTHER PERSON:

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not applicable.

ITEM 10.     CERTIFICATIONS:

             Not applicable.


-------------------------------

CUSIP No. 917273104                   13G


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2002
--------------------------
             (Date)




                                        /s/ Lawrence J. Knopf
                                        --------------------------
                                        Name:  Lawrence J. Knopf
                                               Vice President and
                                               Assistant General Counsel